Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains All American Pipeline, PAA Natural Gas Storage Renew Credit Facilities; PAA Launches Commercial Paper Program

HOUSTON – Aug. 19, 2013 – Plains All American Pipeline, L.P. (NYSE: PAA) and PAA Natural Gas Storage (NYSE: PNG) today announced that they have closed the renewal and extension of their principal bank credit facilities. PAA also announced today that the company has established an unsecured commercial paper program on a private placement basis.

PAA renewed two credit facilities: a $1.6 billion, five-year senior unsecured revolving credit facility and a $1.4 billion, three-year senior secured hedged inventory facility. The maturities associated with these facilities represent two-year extensions of previous facilities, which now mature in August 2018 and August 2016, respectively. Both facilities contain accordion features that permit PAA (subject to receipt of incremental lender commitments) to increase borrowing capacity to $2.1 billion and $1.9 billion, respectively.

PNG extended the maturity of its $550 million, five-year senior unsecured credit facility by one year. The facility now matures in August 2017. The credit facility includes a $200 million Gulf Coast Opportunity Zone (GO Zone) tax-exempt term loan and a $350 million revolving credit facility. The revolver includes an accordion feature that permits PNG (subject to receipt of incremental lender commitments) to increase borrowing capacity to $550 million.

Bank of America, N.A. will serve as Administrative Agent for the facilities. Merrill Lynch, Pierce, Fenner & Smith Incorporated served as Joint Lead Arranger for the facilities and was joined by Citigroup; DNB; J.P. Morgan; Societe Generale; SunTrust Robinson Humphrey; and Wells Fargo Securities, LLC as Joint Lead Arrangers on one or more of the facilities. The new credit facilities became effective on August 16, 2013.

Pursuant to the commercial paper program, PAA or its indirect subsidiary Plains Midstream Canada ULC (“PMC”) may issue, from time to time, unsecured commercial paper notes up to a maximum aggregate amount outstanding at any time of $1.5 billion. The notes will be backstopped by PAA’s revolving credit facilities, and any commercial paper notes issued by PMC will be guaranteed by PAA. The proceeds from the issuance of the notes will be used for general partnership purposes.

“We appreciate the continued strong support from our bank group,” said Al Swanson, Executive Vice President and CFO of Plains All American and PAA Natural Gas Storage. “In addition to our $1.6 billion 2013 capital program, PAA has a large portfolio of organic growth projects and remains active in pursuit of acquisition opportunities. These facilities, along with the commercial paper program, support Plains’ strong liquidity, enabling substantial financial flexibility to execute our growth plans.”

The notes to be offered under the commercial paper program will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy notes under PAA’s commercial paper program.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of natural gas liquids. Through its general partner interest and majority equity ownership position in PAA Natural Gas Storage, L.P. (NYSE: PNG), PAA owns and operates natural gas storage facilities. PAA is headquartered in Houston, Texas.

PAA Natural Gas Storage is a publicly traded master limited partnership engaged in the development, acquisition, operation and commercial management of natural gas storage facilities. The Partnership currently owns and operates three natural gas storage facilities located in Louisiana, Mississippi and Michigan. The Partnership’s general partner, as well as the majority of the Partnership’s limited partner interests, is owned by Plains All American Pipeline, L.P. (NYSE: PAA). PNG is headquartered in Houston, Texas.

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Contacts:

Investors:

Roy I. Lamoreaux

Director, Investor Relations

713/646-4222 – 800/564-3036